As filed with the Securities and Exchange Commission on January 2, 2004
                                                           File No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
 ------------------------------------------------------------------------------
                              GlobalNet Corporation
               (Exact Name of Issuer as Specified in its Charter)

              Nevada                                       75-2863583
   (State or Other Jurisdiction of                        (I.R.S. Employer
    Incorporation or Organization)                     Identification Number)

                        2204 Timberland Place, Suite 140
                             The Woodlands, TX 77380
                                 (281) 465-3100
               (Address, including zip code, and telephone number
                        of Principal Executive Offices)

                     Consulting Agreement with Ulisse Sensi
                      Consulting Agreement with Zahi Salah
                   Consulting Agreement with Shimon Ben Shimol
                         (Full Title of the Agreements)

                                  Mark T. Wood
                              GlobalNet Corporation
                        2204 Timberland Place, Suite 140
                             The Woodlands, TX 77380
                                 (281) 419-2416

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              James G. Smith, Esq.
                           Tarter Krinsky & Drogin LLP
                        470 Park Avenue South, 14th Floor
                               New York, NY 10016
                                 (212) 481-8585

                         CALCULATION OF REGISTRATION FEE


                                                      Proposed             Proposed
                                 Amount                Maximum              Maximum
     Title of Securities           to              Offering Price          Aggregate           Amount of
      to be Registered        Be Registered          Per Share*         Offering Price*     Registration Fee
     -------------------     ---------------       --------------       ---------------     ----------------
      Common Stock             300,000,000             $0.1475            $44,250,000            $3580

     * Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Company's Common Stock reported on the National Association of Securities Dealers Over-the-Counter Bulletin Board on December 30, 2003.

     PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     As permitted by Rule 428 under the Securities Act of 1933, as amended, this Registration Statement omits the information specified in Part I of Form S-8. The documents constituting Part I of this Registration Statement will be sent or given to the parties to their respective Agreement as required by Rule 428(b).

         GlobalNet Corporation (the "Company") is not filing these documents with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 1. Plan Information.

     Not required to be filed with the Commission.

Item 2. Registrant Information.

     Not required to be filed with the Commission.

     PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are deemed to be a part hereof from the date of the filing of such documents:

     o The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;
     o The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003;
     o The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003;
     o The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003;
     o All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002;
     o The description of Common Stock contained in the Company's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and
     o    All other documents subsequently filed by the Company pursuant to
          Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Nevada law provides that a director or an officer of a corporation will not be personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Nevada law provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. However, indemnification is not available to such person if (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

     The Nevada General Corporation Law provides that the foregoing provisions are not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed. Not Applicable.

Item 8. Exhibits.

             Exhibit Number       Description

             5.1                  Opinion of Tarter Krinsky & Drogin, LLP

             23.1 Consent of Tarter Krinsky & Drogin, LLP (included in Exhibit 5.1)

             23.2                 Consent of Ehrhardt Keefe Steiner & Hottman PC

             99.1                 Consulting Agreement with Ulisse Sensi

             99.2                 Consulting Agreement with Zahi Salah

             99.3                 Consulting Agreement with Shimon Ben Shimol

Item 9. Undertakings.

     1.   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on December 30, 2003.

                                                  GlobalNet Corporation

                                                  By:  /s/ MARK T. WOOD
                                                       ----------------
                                                       Mark T. Wood
                                                       Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

        Signatures                    Title                       Date

/s/ MARK T. WOOD           Chairman of the Board and        December 30, 2003
    Mark T. Wood           Chief Executive Officer
                           principal executive
                           (officer)




/s/ DAVID HALPERN
    David Halpern          Director                         December 30, 2003

/s/ THOMAS G. SEIFERT      Chief Financial Officer          December 30, 2003
    Thomas G. Seifert      (principal accounting and
                            financial officer)